Exhibit 12

July 3, 2018
Soliton, Inc.
5304 Ashbrook Dr.
Houston, TX 77081

RE:	Soliton, Inc., Offering Statement on Form 1-A
Gentlemen:
We have acted as Delaware counsel to Soliton, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Offering Statement (as amended from time to time, the “Offering Statement”) under Regulation A of the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Offering Statement relates to the proposed offering and sale of up to 3,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”).
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion including, without limitation: (i) the Offering Statement and related offering circular; (ii) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; (iii) the resolutions adopted by the Board of Directors of the Company or authorized committees thereof (either at meetings or by unanimous written consent) authorizing the issuance and sale of the Shares pursuant to the terms of the Offering Statement; and (iv) such other documents and records and matters of law as we have deemed necessary or appropriate for purposes of this opinion.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Offering Statement, will be validly issued, fully paid and non-assessable.
The foregoing opinions are limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.
We hereby consent to the use of this opinion as Exhibit 12 to the Offering Statement and to the reference to us under the caption “Legal Matters” in the Offering Circular included in the Offering Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
/s/ Schiff Hardin LLP